Exhibit 10.1

THOMPSON CREEK METALS COMPANY INC.
CASH-BASED INCENTIVE PLAN
Effective April 6, 2016
1.PURPOSES. The purposes of the Thompson Creek Metals Company Inc. Cash-Based Incentive Plan (the "Plan") are to (a) provide cash-based incentives to certain individuals who are responsible for the short, medium and long-term success of Thompson Creek Metals Company Inc. (the "Company") and its Subsidiaries; and (b) encourage such persons to remain in the service of the Company.
2.DEFINITIONS. For purposes of the Plan, the following terms are defined as set forth below, in addition to the terms defined in Section 1 above:
(a)"Administrator" means the Compensation Committee of the Board or any successor committee with responsibility for employee compensation.
(b)"Affiliate" means any entity that, directly or indirectly, is in control of, is controlled by, or is under common control with, the Company. For purposes of this definition, the terms "control", "controlled by" and "under common control with" mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.
(c)"Award" means the grant of any cash-based incentive award to a Participant under the Plan.
(d)"Award Agreement" means the written agreement or notice that evidences and sets out the terms and conditions of an Award.
(e)"Board" means the Company's Board of Directors.
(f)"Capital Transaction" means any transaction in which the Company (or any of its Subsidiaries) raises or issues any new (i) secured or unsecured debt (including, without limitation, any asset-backed debt or priming secured financing); (ii) equity interests (including, without limitation, preferred stock or common stock) or equity-linked interests (including convertible debt); (iii) hybrid capital; or (iv) options, warrants or other rights to acquire equity interests.
(g)"Cause" has the meaning specified in the Participant's employment contract or offer letter (or similar written agreement) with the Company or its Subsidiaries. In the absence of such definition, "Cause" occurs if the Participant:

(i)	engages in conduct which is detrimental to the reputation of the Company or any of its Affiliates in any material respect; or

(ii)	has committed an act of fraud or material dishonesty in connection with his or her employment or service to the Company or its Affiliates; or

(iii)	has committed a material violation of applicable securities legislation; or

(iv)
materially breaches duties under his or her employment or other service agreement, including violation of any provision of the Company's Code of Conduct and Ethics, and all other Company and Subsidiary policies and procedures and including such amendments as may occur from time to time; or

(v)	otherwise engages in conduct that is deemed to constitute cause under common law.
The Participant shall be considered to have been discharged for Cause if the Company or a Subsidiary determines, within thirty (30) days after the Participant's resignation, that discharge for Cause was warranted.
(h)"Change of Control" means the occurrence of any one or more of the following events:

(i)	less than fifty percent (50%) of the Board being composed of Continuing Directors;

(ii)
any Person, entity or group of Persons or entities acting jointly or in concert (an "Acquiror") acquires or acquires control (including, without limitation, the right to vote or direct the voting) of Voting Securities of the Company which, when added to the Voting Securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or associates and/or affiliates of the Acquiror (as such terms are defined in the U.S. Securities Act of 1933, as amended from time to time) to cast or to direct the casting of thirty percent (30%) or more of the votes attached to all of the Company's outstanding Voting Securities which may be cast to elect directors of the Company or the successor corporation (regardless of whether a meeting has been called to elect directors);

(iii)
there is consummated a merger or consolidation of the Company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity or any parent thereof) more than fifty percent (50%) of the combined outstanding Voting Securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person or any securities acquired directly from the Company or its Affiliates) representing thirty percent (30%) or more of the combined outstanding Voting Securities of the Company; or

(iv)
the Company shall sell or otherwise transfer, including by way of the grant of a leasehold interest or joint venture interest (or one or more Subsidiaries of the Company shall sell or otherwise transfer, including without limitation by way of the grant of a leasehold interest or joint venture interest) property or assets

(1)
aggregating more than fifty percent (50%) of the consolidated assets (measured by either book value or fair market value) of the Company and its Subsidiaries as of the end of the most recently completed financial year of the Company, or

(2)
which during the most recently completed financial year of the Company generated, or during the then current financial year of the Company are expected to generate, more than fifty percent (50%) of the consolidated operating income or cash flow of the Company and its Subsidiaries, to any other Person or Persons (other than one or more Affiliates of the Company), in which case the Change of Control shall be deemed to occur on the date of transfer of the assets representing one U.S. dollar (US$1) more than fifty percent (50%) of the consolidated assets in the case of clause (1) or fifty percent (50%) of the consolidated operating income or cash flow in the case of clause (2), as the case may be.

For the purposes of the foregoing, "Voting Securities" means common shares of the Company and any other shares entitled to vote for the election of directors and shall include any security, whether or not issued by the Company, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors including any options or rights to purchase such shares or securities. Notwithstanding anything herein to the contrary, with respect to any Award that is subject to and not exempt from Section 409A of the Code, an event specified above shall constitute a Change of Control for purposes accelerating the settlement or payment date of any such Award only if it also constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, each as determined pursuant to Treasury Regulation section 1.409A-3(i)(5).
(i)"Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any applicable regulations promulgated thereunder.
(j)"Continuing Director" means either:

(i)	an individual who is a member of the Board on the date of the relevant Award Agreement; or

(ii)
an individual who becomes a member of the Board, subsequent to the date of the relevant Award Agreement, with the agreement of at least a majority of the Continuing Directors who are members of the Board on the date that the individual became a member of the Board.

(k)"Good Reason" has the meaning specified in the Participant's employment contract or offer letter (or similar written agreement) with the Company or its Subsidiaries. In the absence of such definition, "Good Reason" means, without the Participant’s consent:

(i)	a material diminution in the Participant’s base salary;

(ii)	a material diminution of the Participant’s authority, duties or responsibilities; or

(iii)	a change in the physical location of the Participant’s principal place of employment to a location that is more than 35 miles from the employment location on the date an Award is granted, provided however, that any resignation by the Participant shall only be deemed for Good Reason if: (1) the Participant gives the Company written notice of the Participant’s intent to terminate for Good Reason within 30 days following the first occurrence of the condition(s) that the Participant believes constitutes Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy, if remediable, such condition(s) within 30 days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Participant; and (3) the Participant actually resigns his/her employment within the first 15 days after expiration of the Cure Period.

Notwithstanding the forgoing, no occurrence or action taken, or inaction, in connection with any Restructuring Transaction shall constitute a “material diminution” for purposes of the above definition of Good Reason.

(l)"Participant" means an individual who has received an Award under the Plan.
(m)"Person" has the meaning given in Section 3(a)(9) of the U.S. Securities Exchange Act of 1934, as amended from time to time, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person does not include:

(i)	the Company or any of its Affiliates;

(ii)	a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates;

(iii)	an underwriter temporarily holding securities pursuant to an offering of such securities; or

(iv)	a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportion as their ownership of common shares of the Company.
(n)"Restructuring Transaction" means the occurrence of any restructuring, reorganization, rescheduling or recapitalization of all or any material portion of the secured and unsecured debt securities of the Company and its Subsidiaries, however such result is achieved, including, without limitation, an exchange offer or consent solicitation, covenant relief, a rescheduling of debt maturities, a change in interest rates, a settlement or forgiveness of debt, a conversion of debt into equity, or other amendments to the Company’s debt instruments, or a Capital Transaction that refinances all or any material portion of the secured and unsecured debt securities of the Company and its subsidiaries; provided, however, that a waiver or forbearance agreement with respect to any of the debt securities of the Company and its Subsidiaries shall not constitute a Restructuring Transaction.
(o)"Subsidiary" means any entity during any period of which the Company owns or controls more than fifty percent (50%) of: (i) the outstanding capital stock; or (ii) the combined voting power of all classes of stock.
(p)"Transaction" means the first to occur of a Restructuring Transaction or a Change of Control.
3.ADMINISTRATION.
(a)The Plan will be administered by the Administrator, which has full and final authority, in each case subject to and consistent with the provisions of the Plan, to:

(i)	select eligible persons to become Participants;

(ii)	grant Awards subject to Board approval;

(iii)	determine the type, number and other terms and conditions of, and all other matters relating to, Awards;

(iv)	prescribe Award Agreements (which need not be identical for each Participant);

(v)	establish, amend, and rescind appropriate rules and regulations for the administration of the Plan;

(vi)	construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein; and

(vii)	make all other decisions and determinations as the Administrator may deem necessary or advisable for the administration of the Plan.
(b)Except to the extent prohibited by applicable law, the Administrator may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. The Administrator may revoke any such allocation or delegationat any time.
(c)The senior officers of the Company are authorized and directed to do all things and execute and deliver all instruments, undertakings and applications as they in their absolute discretion consider necessary for the implementation of the Plan. The Board, the Committee, and each member thereof will be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any Subsidiary, the Company's independent auditors, consultants or any other agents assisting in the administration of the Plan. The Board, the Committee, members thereof, and any officer or employee of the Company or any Subsidiary thereof acting at the direction or on behalf of the Board or the Committee will not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and will, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.
4.PARTICIPATION. Any person who is an officer or employee of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. The Administrator will determine which of the foregoing individuals are eligible to receive Awards under this Plan. The Administrator's decision to grant an Award to an individual in any particular year does not require the Administrator to designate such person to receive an Award in any other year or to receive the same type or amount of Award granted to the Participant or any other Participant in any year.
5.TERMS AND CONDITIONS OF AWARDS. All Awards will be evidenced by an Award Agreement setting forth the specific terms of the Award. In the event of any conflict between the terms and conditions of the Plan and any Award Agreement, the terms and conditions of the Plan shall prevail.

6.CHANGE OF CONTROL.
(a)Except as otherwise provided in any applicable Award Agreement, if there is a Change of Control, the Administrator may determine, in its sole and absolute discretion, that either of the following shall occur:

(i)
any or all outstanding Awards may be assumed, continued or replaced with an equivalent cash award by the successor or acquiring corporation (if any), which assumption, continuation or replacement will be binding on all Participants; or

(ii)	the vesting and settlement of the Awards may be accelerated.
(b)Except as otherwise provided in any applicable Award Agreement, or as otherwise determined by the Administrator, if such successor or acquiring corporation (if any) refuses to assume or continue or replace any Award, as provided above, the vesting and settlement of such Award shall be immediately accelerated and any repayment provisions to which such Award is subject shall immediately lapse, in each case, upon consummation of the Change of Control.
7.WITHHOLDING TAXES. All payments to a Participant under this Plan will be subject to all applicable deductions and withholding, including state, local, provincial and federal taxes.
8.TRANSFER RESTRICTIONS. No Award may be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant, except by will or by the laws of descent and distribution.
9.CONSTRUCTION. The Administrator shall administer, construe, interpret and exercise discretion under the Plan, each Award, and each Award Agreement in a manner that is consistent and in compliance with a reasonable, good faith interpretation of all applicable laws and that avoids (to the extent practicable) the classification of any Award as "deferred compensation" for purposes of Code Section 409A, as determined by the Administrator, or, if an Award is subject to Code Section 409A, in a manner that complies with Code Section 409A.
10.NO RIGHT TO PARTICIPATION OR EMPLOYMENT. No person, even though eligible pursuant to Section 4, shall have a right to be selected as a Participant, or, having been so selected, to be selected again for additional Award grants. Nothing in the Plan or any Award shall confer on any Participant a right to remain an employee of the Company (or any subsidiary) or interfere with or limit in any way the right of the Company (or any subsidiary) to terminate the Participant's employment or service as a director or consultant at any time.
11.EXCLUSION OF PAYMENTS FROM EMPLOYEE BENEFITS. No payments or Awards under the Plan will be included as compensation for the purpose of determining any retirement income, profit sharing, severance, life insurance or any other benefit.
12.SEVERABILITY. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent. If, however, the Company determines in its sole and absolute discretion that any term or condition of the Plan which is invalid or unenforceable is material to the interests of the Company, the Company may declare the Plan null and void in its entirety.
13.TERMINATION AND AMENDMENT OF THE PLAN. The Board may terminate, amend or modify this Plan or any Award Agreement at any time. The termination of the Plan shall not affect rights and obligations theretofore granted and then in effect. No termination, modification or amendment of the Plan or any Award shall alter or impair the rights of a Participant without the Participant's written consent, unless such modification or amendment is made in order to comply with any law or regulation applicable to the Plan or is required to avoid any penalties or taxes relating to such laws or regulations.
14.APPLICABLE LAW. This Plan shall be interpreted and construed in accordance with the laws of the State of Colorado without giving effect to its conflict or choice of law rules or principles that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.
15.COMPENSATION RECOUPMENT POLICY. Subject to the terms and conditions of the Plan, the Administrator may provide at the time an Award is granted that any Participant and/or any Award, including any payment made pursuant to an Award, is subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time.
16.UNFUNDED PLAN. The Plan is intended to be an unfunded plan. The Company shall not be required to establish or fund any special or separate account or to make any other segregation of assets to assure the payment of any Award under the Plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

17.SUCCESSORS. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
18.NON-EXCLUSIVITY OF THE PLAN. The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board or any committee thereof to adopt such other incentive arrangements as it or they may deem desirable.